UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  June 7, 2011

PAXTON ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-52590	20-1399613
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 Highway 50, Suite 2, Lake Village Professional Building, Stateline, NV 89449
Mailing Address:  P.O. Box 1148, Zephyr Cove, NV 89448-1148
(Address of principal executive offices)

Registrant’s telephone number, including area code: (775) 588-5390

Copy of correspondence to:

Richard A. Friedman, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Paul Jordan

Effective June 7, 2011, the Board of Directors (the “Board”) of Paxton Energy, Inc. (the “Company”) appointed Paul A. Jordan to the Board.  Since January 2010, Mr. Jordan has been the Managing Principal of NP3 LLC, a Littleton, Colorado-based financial and natural resource advisory company.  Between July 2007 and December 2010, Mr. Jordan was the Executive Vice President of Willsource Enterprise, LLC, a Denver, Colorado-based oil and gas exploration and production company.  Between July 2004 and July 2007, Mr. Jordan was the Director of Sowell Capital Management LP, a Boston-based private investment firm with $2 billion in assets under management.  Previously, Mr. Jordan was an investment professional with Harvard Management Company, a Vice President and Portfolio Manager – Oil and Gas for GE Capital Structured Finance Group, an Executive Director at CIBC World Markets and a Senior Petroleum Engineer for BHP Petroleum (Americas) Inc. and Petro-Lewis Corporation.  Mr. Jordan holds a Masters Degree in Business Administration from the Wharton School of Business at the University of Pennsylvania and a Bachelor of Science Degree in Petroleum Engineering from the Montana College of Mineral Science and Technology.

The Company agreed to pay Mr. Jordan cash compensation of $2,000 per month and to grant Mr. Jordan options to purchase 1,000,000 shares of the Company’s common stock, of which options to purchase 333,333 shares vested on June 7, 2011 and the remaining options to purchase 666,667 shares will vest on a pro rata basis over the next twenty-four months (options to purchase approximately 27,777 shares vest each month).

There are no arrangements or understandings between Mr. Jordan and any other person pursuant to which he was selected to serve on the Board.  There are no relationships between Mr. Jordan and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Appointment of Robert Smith

Effective June 15, 2011, the Board appointed Robert Fulton Smith, Jr. as the Company’s President.  Currently, Mr. Smith is also President and Chief Executive Officer of Virgin Oil Company, Inc. and Virgin Offshore USA, Inc.  Mr. Smith began his career in the oil and gas industry as a petroleum landman at New Orleans-based Exchange Oil & Gas and then Exxon Corporation.  He joined a South Louisiana land and mineral company to form an exploration and production division in 1980, serving as head-landman.  After opening exploration offices in Denver, Colorado and starting a Rocky Mountain drilling program, operating the drilling of 18 wells in 1980 and 1981 in Colorado, Wyoming and North Dakota, he resigned his position in 1981 to form Vermilion Energy Company, to focus on lease and drilling opportunities in South Louisiana.  In 1988, while serving as Chairman and Chief Executive Officer, he took the company public on the London Stock Exchange, and changed the name to Alliance Resources, P.L.C., an oil and natural gas exploration and production entity based in London.  He subsequently sold his interests in the company when it became part of a consolidation in 1993.  For two years, he consulted in the U.K. to an energy development group providing feed-stock fuel for electricity generation.  In 1996, he formed Virgin Oil Company to pursue overseas exploration opportunities in China and to participate in opportunities in the U.S. Gulf Coast and Gulf of Mexico.  Virgin Oil Company sold its China operations in 2001 and focused on the Gulf of Mexico outer continental shelf under its wholly owned subsidiary, Virgin Offshore USA, Inc.  Mr. Smith has since remained Chairman and CEO of both Virgin Oil and Virgin Offshore Companies.  Mr. Smith earned a degree in Business Administration in Economics from Loyola University, and he participated in post graduate studies in Management at Harvard Business School.  He is an active member and past director of the Independent Petroleum Association of America and of the American Association of Petroleum Landmen, and serves as a director of several private companies and charitable organizations.

On June 15, 2011, the Company entered into an employment agreement (the “Agreement”) with Mr. Smith to serve as President.  The Agreement is on a month to month basis until December 31, 2011 and can be terminated at any time by either party.  The base salary under the Agreement is $10,000 per month. In addition, Mr. Smith is entitled to participate in any and all benefit plans, from time to time, in effect for our employees, along with vacation, sick and holiday pay in accordance with our policies established and in effect from time to time.

Resignation of James Burden

Effective June 15, 2011, James Burden resigned as our President and was appointed Executive Vice President and Treasurer.  Mr. Burden remains as our Secretary and a member of the Board.

Item 8.01 Other Events.

Effective June 29, 2011, the Agreement of Merger (the “Agreement”), dated April 29, 2011, by and among the Company, PaxAcq Inc., a wholly owned subsidiary of the Company, Virgin Oil Company, Inc. (“Virgin”), and Virgin Offshore U.S.A., Inc., a wholly owned subsidiary of Virgin terminated.  Pursuant to section 2(C) of the Agreement, if the Company was unable to raise a net of $5 million of equity within 60 days of the date of the Agreement, the Agreement is deemed null and void.  The Company was unable to raise the equity required.

The information in this Item 8.01 of this Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section.

ITEM 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

	10.01	Employment Agreement, dated June 15, 2011, by and between Paxton Energy, Inc. and Robert Fulton Smith, Jr.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAXTON ENERGY, INC.

Date: July 1, 2011	By: /s/ CHARLES F. VOLK, JR.
Charles F. Volk, Jr.
Chief Executive Officer